Exhibit 16.1

[Letterhead of Deloitte & Touche LLP]

October 30, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Citizen Financial Group, Inc.’s Form 8-K dated October 30, 2026 and have the following comments:

1.	We agree with the statements made in paragraphs 2 through 4 within Item 4.01(a) for which we have a basis on which to comment on, and we agree with the disclosures.

2.	We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/s/ Deloitte & Touche LLP